November 18, 2015                                  FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL REPORTS OCTOBER 2015 OPERATING DATA
ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for October 2015. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
Total securities commissions and fees of $289 million increased 1 percent compared to October 2014 and 3 percent compared to September 2015. The Private Client Group segment experienced a sequential decline attributable to starting the quarter with lower assets in fee-based accounts, which was due to the equity market depreciation in the preceding quarter. These fee-based accounts are primarily billed based on balances at the beginning of each quarter. However, the sequential decline in the Private Client Group segment was more than offset by a substantial increase in the Capital Markets segment, elevated by a strong month for both institutional equity and fixed income commissions.

Client assets under administration of $503.7 billion increased 5 percent compared to both October 2014 and September 2015, as the S&P 500 appreciated over 8 percent during October. Client assets were also lifted by our continued success in retaining and recruiting financial advisors. Financial assets under management of $68.5 billion increased 4 percent over October 2014 and 5 percent over September 2015.

“The Capital Markets segment enjoyed a strong start to the quarter, as institutional commissions, M&A activity and trading profits were all solid in October,” said CEO Paul Reilly. “The investment banking pipeline remains reasonably robust, but we are cautious given the heightened market volatility.”

Total net loans at Raymond James Bank reached a record $13.1 billion, up 16 percent over October 2014 and $85 million over September 2015. An increased rate of payoffs during the month resulted in a deceleration of loan growth relative to the preceding quarter.

“The high degree of uncertainty impacting the markets reinforces the value of our conservative culture, which maintains a steadfast commitment to putting the financial well-being of our clients first,” Reilly said.

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 6,600 financial advisors serving in excess of 2.7 million client accounts in more than 2,700 locations throughout the United States, Canada and overseas. Total client assets are approximately $504 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.

Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Forms 10-Q, which are available on www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

	October 2015	October 2014	% Change	September 2015	% Change
	(22 business days)	(23 business days)		(21 business days)

Total securities commissions and fees (in mil.) (1)	$289.0	$287.4	1%	$281.5	3%

Client assets under administration (in bil.)	$503.7	$480.3	5%	$480.0	5%

Private Client Group assets under administration (in bil.)	$476.7	$455.9	5%	$453.3	5%

Financial assets under management (in bil.) (2)	$68.5	$66.0	4%	$65.2	5%

Raymond James Bank total loans, net (in bil.)	$13.1	$11.3	16%	$13.0	1%

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.